Exhibit 99.1

Kaleyra, Inc., Reports Financial Results for the Second Quarter

and Provides Outlook for the Second Half of Fiscal 2020

Recovering from COVID-19 Impact, Kaleyra Forecasts Strong Revenue Growth

and Improved Adjusted EBITDA Gains

Highlights

•	Overcoming the impact of COVID-19, total second quarter revenue of $31.2 million was up 1.1% from the same period a year ago and above the guidance range for the quarter

•	Net loss for the second quarter was $8.1 million, or $(0.39) per share, with Adjusted EBITDA of $(0.3) million, including public company initial stock compensation plan expenses

•

Entered into contracts with several of the world’s largest OTT (Over-the-Top) Internet media and App services companies to deliver messaging traffic globally, with these agreements supporting the second half of the year revenue outlook

•

Solidified the balance sheet with an additional $51.7 million financial resources, comprising $36.2 million raised in a public offering, including the additional $4.2 million from the exercise of the over-allotment in July, net of underwriting discounts, commissions and offering expenses, as well as $15.5 million of loan agreements with favorable, low-rate terms with Intesa Sanpaolo in July

•

Completed simplification of balance sheet and capital structure by payment, pre-payment and discharge of substantially all obligations under the forward share purchase agreements related to the closing of the business combination in November 2019

New York and Vienna, VA – August 10, 2020 – Kaleyra, Inc. (NYSE American: KLR) (KLR WS) (“Kaleyra” or the “Company”) a rapidly growing cloud communications software provider delivering a secure system of application programming interfaces (APIs) and connectivity solutions in the API/Communications Platform as a Service (CPaaS) market, today reported unaudited financial results for the quarter and six months ended June 30, 2020.

“During the quarter, Kaleyra benefitted from the flexibility and functionality of our platform, the strength of our customer relationships and the adaptability of our employees around the world who executed flawlessly during one of the most challenging periods in our history,” commented Dario Calogero, Kaleyra’s Founder and Chief Executive Officer. “Despite two of our largest markets, Italy and India, in lockdown for much of the second quarter, and with their economies essentially frozen, revenue not only was above our second quarter guidance range but was also up year over year. The pandemic is driving increased usage and the reach of our platform, while simultaneously unlocking new segments, including government and non-government customers in the Unites States, Europe, and APAC. Beginning in June, and continuing into July, as economies around the world reopen for business, we have seen volumes recover driven by the increasing penetration rate of digital payments and an increased number of digital transactions.

“We have also seen enterprise customers increasingly looking for new ways to engage with their customers, expanding into new channels like live chat, chatbots and IVR, accelerating their digital transformations by multiple years in many cases. We also expect to announce additional agreements over the second half of 2020 with some of the world’s largest OTT (Over-the-Top) Internet media and App services companies, further supporting our annual revenue outlook,” said Mr. Calogero.

Second Quarter 2020 Financial Highlights

•

Total revenue of $31.2 million for the second quarter of 2020 was up 1.1% from $30.9 million in the second quarter of 2019. A positive change in geographical revenue mix helped offset lower transaction activity, including premium services and voice, during the lockdown related to the COVID-19 pandemic.

•

Cost of revenue increased by 8% to $26.8 million, compared with the second quarter of 2019 and thus gross profit decreased by 28% to $4.4 million. This was mainly as a result of the effects of higher connectivity costs related to the initial delivery phase of new customer accounts and a decrease of high margin services such as voice (related to taxi services in India) and premium services (related to the usage of credit cards) during the lockdown related to the COVID-19 pandemic.

•	Gross margin was 14.0% in the second quarter of 2020, compared with gross margin of 19.5% in the second quarter of 2019, mainly due to the effects noted above.

•

Operating expenses were $11.9 million in the second quarter of 2020. This included adding nearly 30 employees from the beginning of the fiscal year, the majority of which support enhanced engineering development and global sales activities, $4.8 million in stock-based compensation, $1.8 million of transaction and one-off costs, and $1.1 million of costs pertaining to public company compliance. Excluding these costs, operating expenses would have decreased by $0.8 million compared with adjusted operating expenses of $5.0 million in the second quarter of 2019.

•

Loss from operations was $7.5 million for the second quarter of 2020 and includes the $4.8 million of stock-based compensation and $1.8 million of transaction and one-off costs mentioned above as well as $1.1 million of costs pertaining to initial public company compliance. This compares with a loss from operations of $0.8 million in the second quarter of fiscal 2019.

•	Net loss was $8.1 million, or a loss of $0.39 per share, for the second quarter of 2020, compared with a net loss of $1.3 million, or a net loss of $0.12 per share, for the second quarter of 2019.

•

Adjusted EBITDA comparable with the previous year was $0.8 million in the second quarter of 2020 and includes approximately $1.1 million of costs incurred as a public company that were not recognized in the second quarter of 2019. Without adjusting those costs, but including the engineering and sales headcount increase, Adjusted EBITDA would have been $(0.3) million and compares to $1.7 million on the second quarter of 2019.

•	Cash used in operating activities was $1.6 million in the second quarter of 2020, compared with cash provided in operating activities of $2.2 million in the second quarter last year.

•

Cash and cash equivalents were $37.2 million as of June 30, 2020. The cash position is after the payment of substantially all the obligations under the forward share purchase agreements mentioned above and a large portion of promissory notes, and compares with $37.0 million in cash, cash equivalents and restricted cash as of December 31, 2019.

First Six Months 2020 Financial Highlights

•

Total revenue was $64.8 million for the first six months of 2020, representing an increase of 10.6% from $58.6 million in the first six months of 2019. The increase reflects Kaleyra’s growing market position, demand for its products and shifting geographical revenue mix during the global economic slowdown.

•

Gross margin was 14.0% in the first six months of 2020, compared with gross margin of 19.2% in the first six months of 2019. The change is primarily as a result of the effects of higher connectivity costs during the initial delivery phase of new customer accounts and a mix shift in revenue with higher messaging activities and a decrease of higher margin premium services and voice services.

•

Operating expenses were $26.2 million in the first six months of 2020. This included $11.1 million in stock-based compensation due to the public company initial stock compensation plan, $4.2 million of transaction and one-off costs from the Business Combination and $2.1 million of costs pertaining to initial public company compliance. Excluding these costs, operating expenses would have decreased by $1.7 million compared with adjusted operating expenses in the first half of 2019 of $10.5 million.

•

Loss from operations was $17.1 million for the first six months of 2020 and includes $11.1 million in stock-based compensation and $4.2 million of transaction and one-off costs mentioned above. This compares with a loss from operations of $2.0 million in the first six months of fiscal 2019.

•

Net loss was $17.0 million, or a loss of $0.84 per share, for the first six months of 2020, compared with a net loss of $2.7 million, or a net loss of $0.25 per share, for the first six months of 2019.

•

Adjusted EBITDA, comparable with the previous year, was $1.6 million in the first half of 2020, and includes approximately $2.1 million of costs incurred as a public company that were not recognized in the first half of the previous year. Without adjusting these costs, Adjusted EBITDA would have been $(0.5) million and compares with $2.0 million in the first six months of 2019.

•	Cash used in operating activities was $4.4 million in the first six months of 2020, compared with $1.5 million in the first six months of 2019.

Recent Business Highlights

•

Raised $36.2 million, net of underwriting discounts and commissions and offering expenses, through a public offering of 7.8 million shares at $4.50 per share. This includes the additional $4.2 million in July as a result of the over-allotment to purchase an additional 984,916 shares. Shares outstanding at June 30, 2020, prior to the overallotment, was 28.0 million.

•

Payments under forward share purchase agreements related to the closing of the Company’s business combination with Kaleyra S.p.A. in 2019 have either been pre-paid or made, or these obligations have otherwise been discharged, leaving Kaleyra with a simplified capital structure moving forward.

•

The Company’s subsidiary, Kaleyra S.p.A., entered into two general unsecured loan agreements with Intesa Sanpaolo, S.p.A. of Italy totaling $15.5 million made pursuant to programs to address COVID-19 and Italian Government support for Italian businesses.

•

Kaleyra expanded its connectivity service footprint, entering contracts with five of the world’s largest OTT (Over-the-Top) Internet media and App services companies to deliver messaging traffic globally.

•	Secured additional purchase orders with a U.S.-headquartered global mega-cap media customer after initial $15 million fixed purchase order was completed ahead of plan.

•

Kaleyra’s subsidiary, Campaign Registry Inc., a systems initiative to reduce spam by collecting robotically driven campaign information and processing and sharing that information with mobile operators and the messaging ecosystem, has begun its soft launch, with a commercial launch that will occur in the third quarter.

•	Kaleyra Cloud, aimed at small to medium enterprises, is set to launch later this year.

•	Our K-lab initiative, which is designed to bring our expertise in the financial services and banking industry to the U.S, is receiving positive feedback.

Outlook

Looking out to the third quarter and second half of the year, we believe we are uniquely positioned to help enterprise customers communicate with their customers in expanded ways and take advantage of the growing opportunities the pandemic has created in the already fast growing CPaaS market.

•

For the third quarter, we anticipate reporting revenue of at least $36 million, which would represent a sequential improvement of at least 15%. This would be a record revenue quarter for Kaleyra. This guidance assumes that the Company’s largest markets, Italy and India, will continue to see improvements in their economies coming out of the COVID-19 pandemic. It also takes into consideration that there could still be continued pressure on transaction levels in certain regions and on certain business lines.

•

For fiscal year 2020, the Company expects revenue in excess of $142 million, which anticipates a double-digit sequential increase in fourth quarter revenue from the third quarter, to establish yet another record revenue quarter for the company.

•

Adjusted EBITDA in the second half of 2020 is expected to see a significant increase from first half levels. As a point of reference, in fiscal 2019, the vast majority, or approximately 80%, of adjusted EBITDA was generated in the third and fourth quarters. This seasonality is expected to benefit 2020 as well.

“The pandemic has been a catalyst to accelerate the digital transformation of several industries. Mobile technology is bridging the distance between the organizations and their audiences, and Kaleyra is designed to help the enterprises to seamlessly communicate with their customers through mobile services.” added Mr. Calogero. “The CPaaS marketplace continues to offer tremendous potential for growth and we are confident that in the longer term, as the world economies recover from the pandemic, we will see an acceleration of the digital transformation of many industries. With our reputation as the trusted CPaaS provider, our expanding blue-chip customer base, new product initiatives, recent strengthening of our balance sheet and growing footprint in the United States we look forward to a strong trajectory of growth ahead

Conference Call

Management will conduct an investor conference call on Monday, August 10, 2020 at 4:30 p.m. EDT (1:30 p.m. PDT and 10:30 p.m. CET) to discuss these results. Questions will be invited after management’s presentation. A live webcast of the call and the replay will be available in the Investors section of the Kaleyra website at https://investors.kaleyra.com/news-events/ir-calendar

To participate via telephone:

US: 1-855-327-6837

International: 1-631-891-4304

Conference ID: 10010655

Replay of the call:

Dial-In: 1-844-512-2921 or 1-412-317-6671

Replay Pin Number: 10010655

Start Date: Monday August 10, 2020, 7:30 p.m. ET

End Date: Monday August 24, 2020, 11:59 p.m. ET

About Kaleyra

Kaleyra, Inc. (NYSE American: KLR) (KLR WS), is a global group providing mobile communication services for financial institutions and enterprises of all sizes worldwide. Through its proprietary platform, Kaleyra manages multi-channel integrated communication services on a global scale, comprising of messages, push notifications, e-mail, instant messaging, voice services and chatbots. Kaleyra’s technology today makes it possible to safely and securely manage billions of messages monthly with a reach to hundreds of MNOs and over 190 countries. For more information: https://www.kaleyra.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. federal securities laws. Such forward-looking statements include, but are not limited to, statements regarding the financial statements of Kaleyra, its product and customer developments, its expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the future revenues and the business plans of Kaleyra’s management team, and the impact of the COVID-19 pandemic on the its business and financial performance. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on certain assumptions and analyses made by the management of Kaleyra in light of their respective experience and perception of historical trends, current conditions and expected future developments and their potential effects on Kaleyra as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting Kaleyra will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the mix of services utilized by Kaleyra’s customers and such customers’ needs for these services, market acceptance of new service offerings, the ability of Kaleyra to expand what it does for existing customers as well as to add new customers, that Kaleyra will have sufficient capital to operate as anticipated, and the impact that the novel coronavirus and the illness, COVID-19, that it causes, as well as governmental responses to deal with the spread of this illness and the reopening of economies that have been closed as part of these responses, may have on Kaleyra’s operations, the demand for Kaleyra’s products, global supply chains and economic activity in general. Should one or more of these risks or uncertainties materialize or should any of the assumptions being made prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Non-GAAP Financial Measure and Related Information

This press release includes reference to Adjusted EBITDA, a financial measure that is not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA is defined as of any date of calculation, as the consolidated pro forma earnings of Kaleyra and its subsidiaries, before finance income and finance cost (including bank charges), tax, depreciation and amortization, plus (i) transaction expenses, (ii) without duplication of clause (i), severance or change of control payments, (iii) any expenses related to company restructuring, (iv) the Adjusted EBITDA for pre-acquisition period of subsidiaries, (v) any compensation expenses relating to stock options, restricted stock units, restricted stock or similar equity interests as may be issued by Kaleyra or any of its subsidiaries to its or their employees and (vi) any provision for the write down of assets. Management uses Adjusted EBITDA, among other reasons, as it is a metric for determining whether there will be an earnout payment in accordance with the terms of the Stock Purchase Agreement. This non-GAAP financial measure is not a measure prepared in accordance with GAAP and might not be consistent with similar measures used by other companies. It shall not be considered as an alternative to any other measures of performance prepared under GAAP.

Contacts

Kaleyra:

(Media)

Marco Lastrico

Barabino & Partners USA, LLC

+1 212 308 8710

m.lastrico@barabinousa.com

(Investors)

Darrow Associates, Inc.

Alison Ziegler

+1 (201) 220-2678

Jim Fanucchi

+1 (408) 404-5400

ir@kaleyra.com

KALEYRA, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	June 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$37,221	$16,103
Restricted cash	27	20,894
Short-term investments	4,805	5,124
Trade receivables, net	38,069	39,509
Prepaid expenses	1,098	648
Other current assets	1,921	4,224

Total current assets	83,141	86,502
Property and equipment, net	4,750	3,393
Intangible assets, net	8,229	9,353
Goodwill	16,296	16,953
Other long-term assets	1,700	1,203

Total Assets	$114,116	$117,404

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$55,152	$63,320
Debt for forward share purchase agreements	7,525	34,013
Notes payable	—	1,667
Notes payable due to related parties	9,750	9,411
Lines of credit	4,995	3,627
Current portion of bank and other borrowings	8,082	7,564
Deferred revenue	1,500	1,397
Preference shares	1	683
Preference shares due to related parties	1	1,847
Payroll and payroll related accrued liabilities	5,267	1,038
Other current liabilities	1,687	1,379

Total current liabilities	93,960	125,946
Long-term portion of bank and other borrowings	18,755	16,134
Long-term portion of notes payable	2,700	—
Long-term portion of notes payable due to related parties	3,750	7,500
Long-term portion of employee benefit obligation	1,490	1,398
Deferred tax liabilities	1,304	2,045
Other long-term liabilities	1,147	3,155

Total Liabilities	123,106	156,178

Stockholders’ equity (deficit):
Common stock	3	2
Additional paid-in capital	74,284	2,143
Treasury stock, at cost	(24,218)	—
Accumulated other comprehensive income (loss)	(1,115)	74
Accumulated deficit	(57,944)	(40,993)

Total stockholders’ equity (deficit)	(8,990)	(38,774)

Total liabilities and stockholders’ equity (deficit)	$114,116	$117,404

KALEYRA, INC.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue	$31,199	$30,871	$64,832	$58,596
Cost of revenue	26,846	24,848	55,748	47,324

Gross profit	4,353	6,023	9,084	11,272

Operating expenses:
Research and development	2,346	1,394	5,156	2,590
Sales and marketing	2,989	1,488	6,732	2,960
General and administrative	6,537	3,961	14,296	7,740

Total operating expenses	11,872	6,843	26,184	13,290

Loss from operations	(7,519)	(820)	(17,100)	(2,018)
Other income, net	11	13	53	95
Financial income (expense), net	(518)	(135)	(559)	(65)
Foreign currency income (loss)	(415)	112	(247)	(142)

Loss before income tax expense (benefit)	(8,441)	(830)	(17,853)	(2,130)
Income tax expense (benefit)	(313)	472	(902)	551

Net loss	$(8,128)	$(1,302)	$(16,951)	$(2,681)

Net loss per common share, basic and diluted	$(0.39)	$(0.12)	$(0.84)	$(0.25)

Weighted-average shares used in computing net loss per common share, basic and diluted	20,606,816	10,687,106	20,293,203	10,687,106

KALEYRA, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Six Months Ended June 30,
	2020	2019
Cash Flows from Operating Activities:
Net loss	$(16,951)	$(2,681)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,269	1,307
Stock-based compensation, preference share and unpaid bonuses	11,133	451
Non-cash settlement of preference share liability	(2,486)	—
Allowance for doubtful accounts	44	1
Employee benefit obligation	253	146
Non-cash interest expense, net	117	275
Deferred taxes	(636)	(488)
Change in operating assets and liabilities:
Trade receivables	793	(5,747)
Other current assets	1,938	(597)
Other long-term assets	(448)	(299)
Accounts payable	(5,375)	5,405
Other current liabilities	5,059	334
Deferred revenue	171	47
Long-term liabilities	698	374

Net cash used in operating activities	(4,421)	(1,472)

Cash Flows from Investing Activities:
Purchase of short-term investments	(4,920)	(2,912)
Sale of short-term investments	5,041	2,493
Purchase of property and equipment	(494)	(694)
Sale of property and equipment	16	—
Capitalized software development costs	(1,371)	—
Purchase of intangible assets	(6)	(8)

Net cash used in investing activities	(1,734)	(1,121)

Cash Flows from Financing Activities:
Change in line of credit	1,353	(376)
Borrowings on term loans	8,800	4,970
Repayments on term loans	(5,741)	(1,506)
Repayments on notes payable	(5,478)	—
Repurchase of common stock in connection with forward share purchase agreements	(24,218)	—
Payments related to forward share purchase agreements	(620)	—
Proceeds from issuance of stock in public offering, net of issuance costs	32,680	—

Net cash provided by financing activities	6,776	3,088

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(370)	32

Net increase in cash, cash equivalents and restricted cash	251	527
Cash, cash equivalents and restricted cash, beginning of period	36,997	8,207

Cash, cash equivalents and restricted cash, end of period	$37,248	$8,734

KALEYRA, Inc.

Adjusted EBITDA Reconciliation of GAAP to Non-GAAP Financial Information

For the three and six Months Ended June 30, 2020 and 2019

(Unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
Adjusted EBITDA	2020	2019	2020	2019
Net loss	$(8.1)	$(1.3)	$(17.0)	$(2.7)

Other income, net	(0.0)	(0.0)	(0.1)	(0.1)
Financial income (expense), net	0.5	0.1	0.6	0.1
Foreign currency income (loss)	0.4	(0.1)	0.2	0.1
Income tax expense (benefit)	(0.3)	0.5	(0.9)	0.6
Loss from operations	$(7.5)	$(0.8)	$(17.1)	$(2.0)

Depreciation and Amortization	0.6	0.7	1.3	1.3
Stock-based compensation and preference shares	4.8	0.1	11.1	0.4
Transaction and one-off costs	1.8	1.7	4.2	2.3
Company restructuring	0.0	0.0	0.0	0.0

Adjusted EBITDA	$(0.3)	$1.7	$(0.5)	$2.0

Costs not comparable to previous year (1)	1.1	0.0	2.1	0.0

Adjusted EBITDA comparable to PY	$0.8	$1.7	$1.6	$2.0

(1)	These costs represent public company costs that were not incurred in 2019. These costs are expected to occur going forward.